                                                                Exhibit 99







      First Midwest Bancorp, Inc. and Heritage Financial Services, Inc.
                       Pro forma Statement of Condition
                                 (unaudited)
                                     and
                        Pro forma Statement of Income
                                 (unaudited)
                       as of, and for the period ended,
                                March 31, 1998
                 (Amounts in thousands except per share data)


                                  **********


The accompanying financial information presents the statement of condition and statement of income of First Midwest and Heritage on a pro forma basis as if the transition had been consummated on January 1, 1998, with all prior periods being re-stated.

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

            PRO FORMA CONDENSED STATEMENT OF CONDITION (UNAUDITED)

                                                                           As of March 31, 1998
                                                         -------------------------------------------------------
                                                            First                                     Pro Forma
                                                           Midwest      Heritage     Pro Forma      Consolidated
                                                         ----------    ----------    ---------      ------------
ASSETS
Cash and due from banks...............................   $  133,498    $   35,088    $(15,400)  (1)  $  153,186
Funds sold and other short-term investments...........        7,666        43,255         ---            50,921
Mortgages held for sale...............................       44,365            --         ---            44,365
Securities available for sale.........................    1,072,764       380,516         ---         1,453,280
Securities held to maturity...........................       26,720       111,393         ---           138,113
Trading account securities............................          ---           471         ---               471
Loans.................................................    2,282,947       718,533         ---         3,001,480
Reserve for loan losses...............................      (35,822)       (9,801)        ---          (45,623)
                                                         ----------    ----------    --------        ----------
   Net loans..........................................    2,247,125       708,732         ---         2,955,857
                                                         ----------    ----------    --------        ----------
Premises, furniture and equipment.....................       58,807        19,352         ---            78,159
Accrued interest receivable and other assets..........      138,002        26,286         ---           164,288
                                                         ----------    ----------    --------        ----------
   Total Assets.......................................   $3,728,947    $1,325,093    $(15,400)       $5,038,640
                                                         ==========    ==========    ========        ==========
LIABILITIES
Deposits..............................................   $2,800,167    $1,134,409    $    ---        $3,934,576
Short-term borrowings.................................      548,345        52,442         ---           600,787
Accrued interest payable and other liabilities........       41,180        12,364      (3,850)  (1)      49,694
                                                         ----------    ----------    --------        ----------
   Total liabilities..................................    3,389,692     1,199,215      (3,850)        4,585,057
                                                         ----------    ----------    --------        ----------
STOCKHOLDERS' EQUITY
Common Stock..........................................          201            --          93   (2)         294
Additional paid-in capital............................       62,901        24,260         (93)  (2)      87,068
Retained earnings.....................................      288,675        96,130     (11,550)  (1)     373,255
Accumulated other comprehensive income................        1,191         5,579         ---             6,770
Less: Treasury stock..................................      (13,713)          (91)        ---           (13,804)
                                                         ----------    ----------    --------        ----------
   Total stockholders' equity.........................      339,255       125,878     (11,550)          453,583
                                                         ----------    ----------    --------        ----------
   Total Liabilities and Stockholders' Equity.........   $3,728,947    $1,325,093    $(15,400)       $5,038,640
                                                         ==========    ==========    ========        ==========

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

             PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)

                                                                                        March 31, 1998
                                                                            --------------------------------------
                                                                             First                      Pro Forma
                                                                             Midwest     Heritage     Consolidated
                                                                            --------    ---------     ------------
INTEREST INCOME
Interest and fees on loans...............................................   $ 51,957     $ 14,913       $ 66,870
Interest on securities...................................................     15,694        8,133         23,827
Interest on funds sold and other short-term investments..................        856          303          1,159
                                                                            --------     --------       --------
    Total interest income................................................     68,507       23,349         91,856
                                                                            --------     --------       --------
INTEREST EXPENSE
Interest on deposits.....................................................     25,565       10,454         36,019
Interest on short-term borrowings........................................      6,353          478          6,831
                                                                            --------     --------       --------
    Total interest expense...............................................     31,918       10,932         42,850
                                                                            --------     --------       --------
    Net interest income..................................................     36,589       12,417         49,006

PROVISION FOR LOAN LOSSES                                                      1,118          150          1,268
                                                                            --------     --------       --------
    Net interest income after provision for loan losses..................     35,471       12,267         47,738

NONINTEREST INCOME.......................................................      9,771        2,621         12,392
NONINTEREST EXPENSE......................................................     28,444        8,016         36,460
                                                                            --------     --------       --------

    Income before income tax expense.....................................     16,798        6,872         23,670
INCOME TAX EXPENSE.......................................................      5,356        2,127          7,483
                                                                            --------     --------       --------

   Net Income............................................................   $ 11,442     $  4,745       $ 16,187
                                                                            ========     ========       ========
   Basic Earnings Per Share (3)..........................................   $   0.57     $   0.39       $   0.55
                                                                            ========     ========       ========
   Diluted Earnings Per Share(4).........................................   $   0.56     $   0.38       $   0.54
                                                                            ========     ========       ========
   Average Shares Outstanding (3)........................................     20,077       12,127         29,409
                                                                            ========     ========       ========
   Average Diluted Shares Outstanding (4)................................     20,345       12,522         29,981
                                                                            ========     ========       ========

--------------------------------------------

FOOTNOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS:


(1) Reflects the estimated acquisition charge ($15,400) and related tax benefit ($3,850) to be recorded incident to First Midwest's pending acquisition of Heritage. Such estimated charge includes severance and related personnel exit costs, contract termination fees, legal and accountant fees and other costs necessary to consummate the acquisition. These costs result directly from the Merger and are expected to be incurred within 12 months of the consummation date.

(2) Reflects the increase in First Midwest Common Stock, $.01 par value and related reduction in additional paid-in capital for the issuance of approximately 9,342 shares in the exchange for 12,141 shares of Heritage Common Stock outstanding at March 31, 1998.

(3) The pro forma combined basic earnings per share and average shares outstanding are based upon net income for First Midwest and Heritage divided by the total pro forma average shares of the combined entity assuming conversion of the Heritage Common Stock at the 0.7695 exchange ratio.

(4) The pro forma combined diluted earnings per share and average diluted shares outstanding are based upon net income of First Midwest and Heritage divided by the total pro forma average shares of the combined entity, adjusted for the potential dilutive effect of shares issued under the entities stock option plans, assuming conversion of the Heritage Common Stock at the 0.7695 exchange ratio.

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